Exhibit 99.1

FIRST INDUSTRIAL REALTY TRUST CLOSES NEW $725 MILLION

UNSECURED CREDIT FACILITY AND REFINANCES $460 MILLION OF TERM LOANS

CHICAGO, November 1, 2017 – First Industrial Realty Trust, Inc. (NYSE: FR), a leading fully integrated owner, operator and developer of industrial real estate, today announced it has closed a new $725 million senior unsecured revolving credit facility. The new facility amends and restates the Company’s previous facility.

The facility matures on October 29, 2021, with a one-year extension option subject to certain conditions. The agreement provides for interest-only payments initially at a rate of LIBOR plus 110 basis points based on the Company’s current leverage ratio, an improvement of 5 basis points compared to the previous facility. The agreement also provides for a facility fee of 15 basis points, an improvement of 5 basis points from the prior facility. In the future, the rate and fees are subject to a one-time adjustment to an Investment Grade Rating pricing grid, at the Company’s election. The facility includes an accordion feature that allows First Industrial to increase the aggregate revolving borrowing capacity to $1 billion, subject to certain conditions.

Wells Fargo Securities, LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated were the Joint Lead Arrangers and Joint Book Runners, with Wells Fargo Bank, National Association as Administrative Agent, Bank of America, N.A. as Syndication Agent. U.S. Bank National Association, PNC Bank, National Association, JP Morgan Chase Bank, N.A., Citibank, N.A. and Regions Bank served as Co-Documentation Agents. Other lenders include UBS AG Stamford Branch, Fifth Third Bank, and Comerica Bank.

First Industrial also announced the refinancing of its $200 million unsecured term loan with a maturity date of January 29, 2021. The loan features interest-only payments and now bears an interest rate of LIBOR plus 120 basis points, a 50 basis point improvement in the credit spread from the prior rate. The rate is subject to an adjustment based on the Company’s leverage or credit ratings.

Wells Fargo Securities, LLC and PNC Capital Markets LLC served as the Joint Lead Arrangers and Joint Book Runners for the $200 million term loan, with Wells Fargo Bank, National Association as the Administrative Agent and PNC Bank National Association as the Syndication Agent. Regions Bank, Fifth Third Bank and U.S Bank National Association also participated in the loan.

In addition, First Industrial announced the refinancing of its $260 million unsecured term loan with a maturity date of September 11, 2022. The loan features interest-only payments and now bears an interest rate of LIBOR plus 120 basis points, a 40 basis point improvement in the credit spread from the prior rate. The rate is subject to adjustment based on the Company’s leverage or credit ratings.

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Wells Fargo Securities, LLC, PNC Capital Markets LLC, Regions Capital Markets and U.S. Bank National Association served as Joint Lead Arrangers and Joint Book Runners for the $260 million term loan. In addition, Wells Fargo Bank, National Association acted as the Administrative Agent. PNC Bank, National Association, Regions Bank and U.S. Bank National Association served as Co-Syndication Agents. Associated Bank and Fifth Third Bank also participated in the loan.

“This new credit facility provides us greater term and increased flexibility to support our long-term growth,” said Scott Musil, chief financial officer of First Industrial Realty Trust. “We are also pleased to refinance our term loans to further improve our cost of capital. We thank our banking partners for their commitments and support.”

About First Industrial Realty Trust, Inc.

First Industrial Realty Trust, Inc. (NYSE: FR) is a leading fully integrated owner, operator, and developer of industrial real estate with a track record of providing industry leading customer service to multinational corporations and regional customers. Across major markets in the United States, our local market experts manage, lease, buy, (re)develop, and sell bulk and regional distribution centers, light industrial, and other industrial facility types. In total, we own and have under development approximately 65.5 million square feet of industrial space as of September 30, 2017. For more information, please visit us at www.firstindustrial.com.

Forward-Looking Information

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. We intend for such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on certain assumptions and describe our future plans, strategies and expectations, and are generally identifiable by use of the words “believe,” “expect,” “plan,” “intend,” “anticipate,” “estimate,” “project,” “seek,” “target,” “potential,” “focus,” “may,” “will,” “should” or similar words. Although we believe the expectations reflected in forward-looking statements are based upon reasonable assumptions, we can give no assurance that our expectations will be attained or that results will not materially differ. Factors which could have a materially adverse effect on our operations and future prospects include, but are not limited to: changes in national, international, regional and local economic conditions generally and real estate markets specifically; changes in legislation/regulation (including changes to laws governing the taxation of real estate investment trusts) and actions of regulatory authorities; our ability to qualify and maintain our status as a real estate investment trust; the availability and attractiveness of financing (including both public and private capital) and changes in interest rates; the availability and attractiveness of terms of additional debt repurchases; changes in our credit agency ratings; our ability to comply with applicable financial covenants; our competitive environment; changes in supply, demand and valuation of industrial properties and land in our current and potential market areas; difficulties in identifying and consummating acquisitions and dispositions; our ability to manage the integration of properties we acquire; potential liability relating to environmental matters; defaults on or non-renewal of leases by our tenants; decreased rental rates or increased vacancy rates; higher-than-expected real estate construction costs and delays in development or lease-up schedules; changes in general accounting principles, policies and guidelines applicable to real estate investment trusts; and other risks and uncertainties described under the heading “Risk Factors” and elsewhere in our annual report on Form 10-K for the year ended December 31, 2016, as well as those risks and uncertainties discussed from time to time in our other Exchange Act reports and in our other public filings with the SEC. We caution you not to place undue reliance on forward-looking statements, which reflect our outlook only and speak only as of the date of this press release or the dates indicated in the statements. We assume no obligation to update or supplement forward-looking statements. For further information on these and other factors that could impact us and the statements contained herein, reference should be made to our filings with the SEC.

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Contact:	Art Harmon
Vice President, Investor Relations and Marketing
312-344-4320

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